Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, January 9, 2015

HURCO REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS FOR FISCAL 2014

INDIANAPOLIS, INDIANA, — January 9, 2015, Hurco Companies, Inc. (Nasdaq, Global Select Market: HURC) today reported net income of $4,863,000, or $0.74 per diluted share, for its fourth fiscal quarter ended October 31, 2014, compared to $1,899,000, or $0.29 per diluted share, for the corresponding period in fiscal 2013. For fiscal 2014, Hurco reported net income of $15,143,000, or $2.30 per diluted share, compared to $8,190,000, or $1.25 per diluted share, for fiscal 2013.

Sales and service fees for the fourth quarter of fiscal 2014 totaled $62,223,000, an increase of $8,281,000, or 15%, compared to the fourth quarter of fiscal 2013. The year-over-year increase in sales and service fees for the fourth quarter included an unfavorable impact of approximately $662,000, or 1%, when translating foreign sales to U.S. Dollars for financial reporting purposes. Sales and service fees for fiscal 2014 totaled $222,303,000, an increase of $29,499,000, or 15%, from fiscal 2013. The year-over-year increase in sales and service fees for fiscal 2014 benefitted from a favorable currency impact of approximately $3,294,000, or 2%, when translating foreign sales to U.S. Dollars for financial reporting purposes.

The following table sets forth sales and service fees by geographic region for the quarter and fiscal year ended October 31, 2014 and 2013 (in thousands):

	Quarter Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2014	2013	Change	Change	2014	2013	Change	Change
North America	$19,919	$16,697	$3,222	19%	$62,142	$60,759	$1,383	2%
Europe	37,303	32,316	4,987	15%	138,201	114,855	23,346	20%
Asia Pacific	5,001	4,929	72	1%	21,960	17,190	4,770	28%
Total	$62,223	$53,942	$8,281	15%	$222,303	$192,804	$29,499	15%

Sales and service fees increased in all regions during the fourth quarter of fiscal 2014. The overall improvement in sales for those regions was driven by increased shipments and a favorable mix of higher-performance machines. During the first three quarters of fiscal 2014, sales in North America experienced some market softening in comparison to the same periods in fiscal 2013. However, following the International Manufacturing Technology Show in September 2014, sales of our machine tools in North America increased due to year-end promotional activities, resulting in a year-over-year increase in the fourth quarter of fiscal 2014 of approximately 19% compared to the same period in fiscal 2013.

Sales and service fees in Europe during the fourth quarter of fiscal 2014 increased by 15%, compared to the corresponding prior year period. European sales and service fees for the fourth quarter and fiscal 2014 included $1,307,000 and $7,726,000, respectively, of sales from electro-mechanical components and accessories manufactured by Hurco’s Italian-based subsidiary, LCM Precision Technologies (LCM), compared to $1,923,000 and $2,446,000, respectively for each of those periods in fiscal 2013. Hurco acquired the LCM machine tool component business on July 1, 2013.

Orders for the fourth quarter of fiscal 2014 were $65,302,000, an increase of $13,444,000, or 26%, over the corresponding period in fiscal 2013. European orders for the fourth quarter of fiscal 2014 included $2,601,000 of LCM products compared to $1,951,000 in the fourth quarter of fiscal 2013. Orders for fiscal 2014 were $232,454,000, an increase of $34,589,000, or 17%, over fiscal 2013, and included $9,886,000 of orders for LCM products compared to $5,719,000 for fiscal 2013. North American orders for the fourth quarter and fiscal 2014 increased compared to the corresponding periods in fiscal 2013, primarily due to promotional activities related to the International Manufacturing Technology Show held in September 2014. European orders for the fourth quarter and fiscal 2014 increased compared to the corresponding periods in fiscal 2013, primarily due to increased orders in Germany and the United Kingdom. The year-over-year improvement in Asian Pacific orders for the fourth quarter and fiscal 2014 included the benefit of multiple machine orders and a favorable mix of higher-performance machines. The impact of currency translation on orders booked in the fourth quarter and fiscal 2014 was consistent with the impact on sales in those periods.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal 2014 and 2013, respectively (in thousands):

	Quarter Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2014	2013	Change	Change	2014	2013	Change	Change
North America	$23,339	$17,722	$5,617	32%	$63,379	$59,798	$3,581	6%
Europe	37,797	30,630	7,167	23%	148,495	120,349	28,146	23%
Asia Pacific	4,166	3,506	660	19%	20,580	17,718	2,862	16%
Total	$65,302	$51,858	$13,444	26%	$232,454	$197,865	$34,589	17%

Hurco’s gross profit for the fourth quarter of fiscal 2014 was $20,052,000, or 32% of sales, compared to $15,142,000, or 28% of sales, for the corresponding period in fiscal 2013. Gross profit for fiscal 2014 was $68,612,000, or 31% of sales, compared to $55,056,000, or 29% of sales, for fiscal 2013. The increases in gross profit were attributable to higher sales volumes, particularly in Europe, the primary market for higher-performance machines, and increased cost efficiencies realized from higher production levels.

Selling, general and administrative expenses for the fourth quarter of fiscal 2014 were $12,940,000, or 21% of sales, compared to $11,802,000, or 22% of sales, in the corresponding period in fiscal 2013. Selling, general and administrative expenses for fiscal 2014 were $46,615,000, or 21% of sales, compared to $41,413,000, or 21% of sales, for fiscal 2013. The year-over-year increases in selling, general and administrative expenses in both periods were primarily due to incremental operating expenses associated with the acquisition of the LCM business, increased tradeshow expenses, and increased incentive compensation for employees.

The effective tax rate for the fourth quarter of fiscal 2014 was 30%, compared to 39% for the fourth quarter of fiscal 2013. The effective tax rate for fiscal 2014 was 29%, compared to 34% for fiscal 2013. The changes in effective tax rates in the year-over-year comparisons reflected a shift in geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $53,846,000 at October 31, 2014, compared to $42,804,000 at October 31, 2013.

Michael Doar, Chief Executive Officer, stated, “I am excited about the performance of our company this year as all sales regions have shown improvement and contributed to one of the best financial years in the company’s history. The growth we have seen in Europe and Asia is attributable to improved market conditions and increased sales of our expanded product line of VMX machines. North America had a strong finish, due in part to the vitality of our brand and reputation as exhibited at the International Manufacturing Technology Show in September where our customers confirmed that our ability to make them more productive and more profitable with our control technologies is what sets us apart from the competition.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breach of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Sonja K. McClelland

Vice President, Secretary, Treasurer & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2014	2013	2014	2013
	(unaudited)
Sales and service fees	$62,223	$53,942	$222,303	$192,804

Cost of sales and service	42,171	38,800	153,691	137,748
Gross profit	20,052	15,142	68,612	55,056

Selling, general and administrative expenses	12,940	11,802	46,615	41,413
Operating income	7,112	3,340	21,997	13,643

Interest expense	68	86	264	280

Interest income	23	13	78	74

Investment income (expense)	2	2	42	21

Other (income) expense, net	161	155	492	1,016

Income before income taxes	6,908	3,114	21,361	12,442

Provision for income taxes	2,045	1,215	6,218	4,252

Net income	$4,863	$1,899	$15,143	$8,190

Income per common share

Basic	$0.74	$0.29	$2.31	$1.26
Diluted	$0.74	$0.29	$2.30	$1.25

Weighted average common shares outstanding
Basic	6,508	6,465	6,497	6,455
Diluted	6,564	6,503	6,538	6,497

OTHER CONSOLIDATED FINANCIAL DATA

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2014	2013	2014	2013
	(unaudited)
Operating Data:

Gross margin	32%	28%	31%	29%

SG&A expense as a percentage of sales	21%	22%	21%	21%

Operating income as a percentage of sales	11%	6%	10%	7%

Pre-tax income as a percentage of sales	11%	6%	10%	6%

Effective tax rate	30%	39%	29%	34%

Depreciation and amortization	950	886	3,309	3,392

Capital expenditures	500	483	2,635	2,380

	10/31/2014	10/31/2013

Balance Sheet Data:

Working capital (excluding cash)	$90,105	$86,512

Days sales outstanding (unaudited)	45	45

Inventory turns (unaudited)	1.5	1.4

Capitalization
Total debt	$3,272	$3,665
Shareholders' equity	164,645	151,491
Total	$167,917	$155,156

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	October 31,	October 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$53,846	$42,804
Accounts receivable, net	45,435	36,145
Inventories, net	95,992	95,260
Deferred income taxes	2,062	2,080
Derivative assets	3,127	699
Prepaid expenses	8,927	6,584
Other	1,365	1,430
Total current assets	210,754	185,002

Property and equipment:
Land	782	782
Building	7,314	7,326
Machinery and equipment	19,432	19,059
Leasehold improvements	3,523	3,634
	31,051	30,801
Less accumulated depreciation and amortization	(19,546)	(18,502)
	11,505	12,299

Non-current assets:
Software development costs, less accumulated amortization	3,519	3,714
Goodwill	2,606	2,807
Intangible assets, net	1,635	2,155
Other assets	6,912	5,258
	$236,931	$211,235

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$42,718	$35,527
Derivative liabilities	705	1,212
Accrued expenses	20,108	15,282
Short-term debt	3,272	3,665
Total current liabilities	66,803	55,686

Non-current liabilities:
Deferred income taxes	993	743
Accrued tax liability	1,054	1,103
Deferred credits and other obligations	3,436	2,212
Total liabilities	72,286	59,744

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,589,918 and 6,533,510 shares issued; and 6,508,880 and 6,465,054 shares outstanding, as of October 31, 2014 and October 31, 2013, respectively	651	647
Additional paid-in capital	55,974	54,698
Retained earnings	111,580	98,130
Accumulated other comprehensive loss	(3,560)	(1,984)
Total shareholders' equity	164,645	151,491
	$236,931	$211,235